Exhibit 99.1

LJ Energy Services
Intermediate Holding Corp.
Consolidated Financial Statements
December 31, 2020

LJ Energy Services Intermediate Holding Corp.
Index
December 31, 2020

Report of Independent Auditors

To the Management of
LJ Energy Services Intermediate Holding Corp.
We have audited the accompanying consolidated financial statements of LJ Energy Services Intermediate Holding Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statement of income (loss) and comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
PricewaterhouseCoopers LLP, 1000 Louisiana St., Suite 5800, Houston, TX 77002-5021
T: (713) 356 4000, www.pwc.com/us

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LJ Energy Services Intermediate Holding Corp. and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2020. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 15, 2021

LJ Energy Services Intermediate Holding Corp.
Consolidated Balance Sheet
December 31, 2020
(amounts in thousands of dollars)

Assets
Current assets
Cash and cash equivalents	$53,228
Accounts receivable, net	115,286
Inventories	2,686
Prepaid expenses and other current assets	7,942
Total current assets	179,142

Property, plant and equipment, net	149,704
Operating lease right-of-use assets	45,960
Goodwill	315,415
Other intangible assets, net	197,293
Other assets	1,123
Total assets	$888,637

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$24,701
Accrued liabilities	62,683
Income tax payable	162
Current maturities of long-term debt	5,899
Current maturities of operating lease liabilities	14,558
Total current liabilities	108,003

Long-term debt, net	540,507
Operating lease liabilities	32,237
Deferred tax liabilities	22,657
Total liabilities	703,404
Commitments and contingent liabilities (See Note 11)

Stockholders’ equity
Common stock, par value $0.01 per share
Authorized 100 shares; issued and outstanding 100 shares at December 31, 2020	—
Additional paid-in capital	339,674
Accumulated deficit	(154,688)
Accumulated other comprehensive income	247
Total stockholders’ equity	185,233
Total liabilities and stockholders’ equity	$888,637
The accompanying notes are an integral part of these consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
Year Ended December 31, 2020
(amounts in thousands of dollars)

Revenue	$715,333
Cost of revenue, exclusive of depreciation shown separately below	498,413
Depreciation expense	47,347
Gross profit	169,573

Operating expenses
Selling, general and administrative expense	110,225
Depreciation and amortization expense	19,235
Transaction and restructuring expense	6,409
Profits-interest units compensation expense	1,103
Loss on sale of assets	1,068
Total operating expenses	138,040
Operating income	31,533

Other income (expense)
Interest expense, net	(39,784)
Total other expense, net	(39,784)
Loss before income taxes	(8,251)

Income tax benefit	(895)
Net loss	(7,356)
Currency translation adjustment	203
Total comprehensive loss	$(7,153)
The accompanying notes are an integral part of these consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Consolidated Statement of Stockholders' Equity
December 31, 2020
(amounts in thousands of dollars)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2019	—	$338,403	$(147,085)	$44	$191,362
Currency translation	—	—	—	203	203
Return of capital	—	(79)	—	—	(79)
Profits-interest units compensation expense	—	1,103	—	—	1,103
Net loss	—	—	(7,356)	—	(7,356)
Balance at December 31, 2020	—	$339,427	$(154,441)	$247	$185,233
The accompanying notes are an integral part of these consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Consolidated Statement of Cash Flows
Year Ended December 31, 2020
(amounts in thousands of dollars)

Cash flows from operating activities
Net loss	$(7,356)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	66,582
Amortization of deferred financing costs and debt discount	3,686
Deferred income taxes	(663)
Loss on sale of assets	1,068
Bad debt expense (recoveries)	(580)
Profits-interest units compensation expense	1,103
Accounts receivable	54,496
Inventory	(475)
Prepaid expenses and other current assets	2,704
Accounts payable, accrued liabilities and income tax	(20,255)
Other assets	75
Net cash provided by operating activities	100,385

Cash flows from investing activities
Capital expenditures	(25,124)
Proceeds from sale of assets	1,030
Net cash used in investing activities	(24,094)

Cash flows from financing activities
Borrowings from credit facility	65,500
Payments on credit facility	(92,500)
Principal payments on long-term debt	(5,734)
Proceeds from capital contribution	(79)
Deferred financing costs	(118)
Net cash provided by financing activities	(32,931)
Net increase (decrease) in cash and cash equivalents	43,360

Cash and cash equivalents
Beginning of year	9,868
End of year	$53,228

Supplemental cash flow information
Cash paid for interest	$36,218
Cash paid for taxes, net of refunds	1,095

Noncash operating, investing and financing activities
Acquisition related adjustment to deferred taxes	$(602)
The accompanying notes are an integral part of these consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)

1.Description of Business

LJ Energy Services Intermediate Holding Corp. (“the Company”) is a Delaware corporation formed on October 30, 2014. The Company provides industrial maintenance services primarily to the energy, petrochemical, and utility markets in the United States. Its core services are essential to improving or maintaining the efficiency and operability of customer facilities as well as extending the useful lives of process equipment and facilities.

The Company does business as HydroChemPSC through primarily two subsidiaries, PSC Industrial Outsourcing LP and HydroChem LLC.

2.    Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material. On an ongoing basis, estimates are reviewed based on information that is currently available. The Company considered the impact of COVID-19 on the assumptions and estimates used in the preparation of the financial statements and did not identify any significant changes in estimates. Specifically, management concluded that there had not been any triggering events requiring further assessment of asset impairments and that the Company's goodwill and indefinite lived intangible assets were valued appropriately based on the Company's annual evaluation as of December 31, 2020. Management also assessed the extent to which the current macroeconomic events brought about by COVID-19 may have impacted the valuation of allowance for doubtful accounts or resulted in modifications to any significant contracts. Ultimately the results of these assessments did not have a material impact on the Company's estimates as of December 31, 2020. However, the Company's future assessment of the magnitude and duration of COVID-19/coronavirus, as well as other factors, could result in material impacts to the Consolidated Financial Statements in future reporting periods.

Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments with initial maturities of three months or less. The Company’s cash equivalents consist primarily of overnight commercial bank and money market deposits. The carrying amounts reported in the balance sheet approximate fair value.

Accounts Receivable
Accounts receivable represent amounts currently due from customers, but not yet collected. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The allowance consists of amounts specifically reserved for certain receivables, as well as an additional reserve amount determined by historical write-off experience and current economic conditions. Account balances are charged against the allowance when it becomes apparent, based on the age of the customer receivable or other circumstances, that amounts will not be collected. The allowance for doubtful accounts was $865 as of December 31, 2020.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Inventories
Inventories are valued at the lower of cost or market using the average cost method. Inventories primarily consist of chemicals and parts used in the ordinary course of business.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, and depreciation is computed using the straight- line method, net of estimated salvage values, over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Estimated useful lives are as follows:

Useful Lives
(years)

Buildings	30
Equipment	3-20
Technology	3-7

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is recognized in the consolidated statement of income (loss) and comprehensive income (loss).

Fair Value of Financial Instruments
Fair value is defined under Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

The Company has a number of financial instruments, none which are held for trading purposes. For fair value disclosure purposes, long-term debt is valued at rates currently available to the Company for issuances with similar terms and remaining maturities. The reported amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

Deferred Financing Costs
Deferred financing costs are deducted from the carrying value of debt and amortized to interest expense over the life of the related debt using the effective interest method.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Goodwill and Indefinite Lived Intangible Assets
ASC 350 “Goodwill and Other Intangible Assets” provides that goodwill and other intangible assets that have indefinite useful lives are not amortized but must be tested at least annually for impairment. ASC 350 also provides specific guidance for testing goodwill and other indefinite-lived intangible assets for impairment. The first step in testing for goodwill impairment compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit’s goodwill to the fair value of the goodwill. An impairment charge is recognized for any amount by which the carrying value of a reporting unit’s goodwill exceeds its implied fair value.

Management considers the HydroChem trade name to have indefinite useful life and, accordingly, it is not subject to amortization. The Company reached this conclusion principally due to the longevity of the name and the associated subsidiary names, and because the Company considered renewal upon the legal limit of the trade name as perfunctory.

Long-Lived Assets and Amortizable Intangible Assets
The Company reviews its long-lived assets, including its intangible assets with finite useful lives, for impairment if events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, as required by ASC 360 “Accounting for the Impairment or Disposal of Long-Lived Assets”. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset or asset group are compared to the asset or asset groups’ carrying amount to determine if an impairment is necessary. This requires management to make long-term forecasts of the future revenues and costs related to the assets or asset groups subject to review. Forecasts require assumptions about demand for the Company’s services and future conditions in the end markets the Company serves. Since estimating future cash flows requires significant judgment, the Company’s projections may vary from cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between fair value of such asset or asset group and its carrying value. Such expense would be reflected in operating expenses.

The Company estimates the useful life and fair value of purchased intangible assets at the time of acquisition and periodically reviews these estimates to determine whether these lives are appropriate. The Company’s intangible assets subject to amortization consist primarily of customer relationships, trademarks and tradenames and developed technology. Customer relationships, which include the fair value of acquired customer contracts, are amortized over the period in which the economic benefits of the intangible assets are consumed or otherwise used up, which is estimated from 10 to 27.5 years. Estimated future cash flows were derived based on detailed budgets and projections prepared by management. Trademarks and tradenames were evaluated using a discounted cash flow methodology and are amortized over a term of ten years. Developed technology assets are amortized on a straight-line basis over a term of ten years. Estimated future cash flows for each technology asset were derived based on detailed budgets and projections prepared by management.

Revenue Recognition
Revenue is recognized in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Service revenue is recognized when the service is rendered.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Contract Identification: The Company accounts for a contract when it is approved, both parties are committed, the rights of the parties are identified, payment terms are defined, the contract has commercial substance and collection of consideration is probable.

Performance Obligations: A performance obligation is a promise in a contract to transfer a distinct good or service to the customer under ASC 606. The majority of the Company’s contracts with customers contain a single performance obligation to provide agreed-upon products or services. For contracts with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price. In accordance with ASC 606, the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer.

Contract Value: Revenue is measured based on the amount of consideration specified in the contracts with the Company’s customers and excludes any amounts collected on behalf of third parties. The Company has elected the practical expedient to exclude amounts collected from customers for all sales (and other similar) taxes. The estimation of total revenue from a customer contract is subject to elements of variable consideration. Certain customers may receive rebates or discounts which are accounted for as variable consideration. The Company estimates variable consideration as the most likely amount to which it expects to be entitled, and includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved. The Company’s estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historic, current, forecast) that is reasonably available to the Company.

Timing of Recognition: The Company recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer. The performance obligations are satisfied at a point in time or over time as work progresses. The Company primarily accounts for its performance obligations under the series guidance, using the as-invoiced practical expedient when applicable. The Company applies the as-invoiced practical expedient to record revenue as the services are provided, given the nature of the services provided and the frequency of billing under the customer contracts. Under this practical expedient, the Company recognizes revenue in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date and for which the Company has the right to invoice the customer. The majority of this revenue is services that are delivered to customers on a daily basis.

Portfolio Approach: The Company has elected to apply the new revenue standard to a portfolio of contracts with similar characteristics as it reasonably expects the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.

Contract Balances: Contract balances are determined on a contract by contract basis. Contract assets represent revenue recognized for goods and services provided to the Company’s customers when payment is conditioned on something other than the passage of time. Similarly, when the Company receives consideration, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a sales contract, the Company will record a contract liability.

Disaggregation of Revenues: As a nonpublic company the Company has elected not to apply the quantitative disaggregation of revenue. The location of the Company’s customers and the types of contracts entered into may affect the nature, amount, timing, and uncertainty of revenue and cash flows.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Insurance Reserves
The Company’s worker’s compensation, property and casualty and group health insurance reserves are based upon management’s assumptions and estimates regarding the probable outcome of the claims. Losses up to the deductible or self-insured amount, as applicable, for the Company’s different insurance policies are accrued based upon the Company’s estimates of the ultimate liability for claims incurred. The accruals are based on all available information at the time the financial statements are prepared. The Company estimates its exposure for individual claims and then makes percentage adjustments for possible increases based on historical data reflecting the type and age of the claim. From time to time the Company obtains an actuarial estimate of its insurance liability. Should the outcome differ from management’s assumptions and estimates or should the insurance carriers become insolvent and unable to cover claims in excess of the Company’s deductible, revisions to the estimated reserves would be required. The Company’s insurance reserves consist of estimated claims incurred but not reported at the balance sheet date and are based upon historical payment trends.

Income Taxes
Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. The deferred income tax provision represents the change during the reporting period in the deferred tax assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be recovered or settled. Deferred tax assets may include tax loss carryforwards and are reduced by a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable and cash deposits. The Company maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. The Company has not incurred to date nor does it expect to incur any losses related to the cash deposits.

The Company grants credit, generally without collateral, to its customers located primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout such countries. However, the Company generally is entitled to payment for work performed and has certain lien rights on that work.

Management believes the Company’s credit risk in its portfolio of accounts receivable is adequately reserved. Receivables with any one particular customer could be material at a point in time and if a bankruptcy occurred with one of these customers, the loss could be material. Management believes timely collection of trade receivables minimizes associated credit risk. On a periodic basis, management evaluates the creditworthiness of the Company’s customers and monitors accounts receivable, but typically does not require collateral. For the year ended December 31, 2020, no customer represented more than 10% of revenue.

Foreign Currency Translation and Transactions
The functional currency of the Company’s foreign subsidiary is the local currency. The subsidiary is not material to the consolidated financial statements. The assets and liabilities denominated in the foreign currency are translated at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using an average exchange rate during the period. There are foreign currency translation gains of $199 reflected as a component of selling, general and administration expense for the year ended December 31, 2020.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Transaction and Restructuring Costs
Transaction and restructuring costs are expensed as incurred and include costs incurred related to integration of acquired companies. On January 2, 2019, the Company purchased 100% of the stock of CARBER and its subsidiaries for approximately $24,800 in cash consideration. Acquisition related costs were $145 for the year ended December 31, 2020, and are included as a component of transaction costs on the Company’s consolidated statement of income (loss) and comprehensive income (loss). On December 31, 2019, the Company purchased 100% of the stock of TriStar PetroServ, Inc. and Global Vapor Control, Inc. (collectively “TriStar”) for approximately $6,800 in cash consideration. Acquisition related costs were $832 for the years ended December 31, 2020, and are included as a component of transaction costs on the Company’s consolidated statement of income (loss) and comprehensive income (loss).

New Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases. There were further amendments, including practical expedients, with the issuance of ASU 2018-01 in January 2018, ASU 2018-11 in July 2018 and ASU 2018-20 in December 2018. On January 1, 2020, the Company adopted these ASUs using the optional transition method which allows entities to continue to apply historical accounting guidance in the comparative periods presented in the year of adoption. Accordingly, the consolidated financial statements for the reported periods after January 1, 2020 are presented under this amended guidance, while the prior years have not been adjusted and continue to be reported in accordance with the legacy guidance in Topic 840.

Management elected to apply the following package of practical expedients on a consistent basis permitting entities not to reassess: (i) whether any expired or existing contracts are or contain a lease; (ii) lease classification for any expired or existing leases and (iii) whether initial direct costs for any expired or existing leases qualify for capitalization under the amended guidance. In addition, management applied (i) the practical expedient for land easements, which allows the Company to not apply the lease standard to certain existing land easements at transition and (ii) the practical expedient to include both the lease and nonlease components as a single component and account for it as a lease.

The impact of adopting the amended guidance primarily relates to the recognition of lease assets and lease liabilities on the balance sheet for all leases previously classified as operating leases. The Company recognized $53,632 of right-of-use assets and $54,360 of related lease liabilities as of January 1, 2020 for contracts that are classified as operating leases. Leases with an initial term of 12 months or less have not been recorded on the balance sheet. The accounting for financing leases, which were formerly referred to as capital leases, remained substantially unchanged. There were no other material impacts on the consolidated financial statements. The Company includes renewal periods in a lease term if the Company is reasonably certain to exercise available renewal options and include the impact of termination options on a lease term if the Company is reasonably certain not to exercise the termination option. See Note 7 for additional information and disclosures related to the adoption of this amended guidance.

Risks and Uncertainties
Economic activity was affected globally in 2020 due to both the rapid spread of the novel COVID-19 virus as well as the measures taken by various government agencies to contain the pandemic. Management took specific actions to mitigate the impact of the virus on the Company’s operations and on the health and safety of its employees. Although revenues were affected in 2020, both the Company’s cash flows from operations and availability under its credit agreement increased from 2019 to 2020.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
3.    Property, Plant and Equipment

Equipment	$331,753
Buildings and improvements	15,001
Technology	12,805
Land	4,425
363,984
Less: Accumulated depreciation	(214,280)
Property, plant and equipment, net	$149,704

Depreciation expense was $50,864 for the year ended December 31, 2020.

Property, plant and equipment at December 31, 2020 includes assets under finance leases of $16,075, and related accumulated amortization of $10,819.

4.    Goodwill and Other Intangible Assets

		2020
	Estimated Useful Lives (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets
Customer relationships	10-27.5	$204,800	(59,054)	$145,746
Developed technology	10	13,800	(4,310)	9,490
Trademarks, tradenames and other	10	13,373	(6,956)	6,417
Permits	10	1,800	(360)	1,440
Indefinite lived intangible assets
Tradename		34,200	—	34,200
Total other intangible assets		$267,973	$(70,680)	$197,293

Estimated future amortization expense for intangible assets is as follows:

2021	$15,555
2022	15,555
2023	15,555
2024	14,922
2025	7,955
Thereafter	93,551
$163,093

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
The changes in the carrying amount of goodwill for the year ended December 31, 2020 are as follows:

	Gross Goodwill	Accumulated Impairment Loss	Net Carrying Amount

Balances at December 31, 2019	$369,066	$(54,400)	$314,666
Acquisition related adjustments	749	—	749
Balances at December 31, 2020	$369,815	$(54,400)	$315,415

5.    Accrued Liabilities

Employee compensation and benefit costs	$26,719
Insurance claims reserve	18,043
Other accrued liabilities	17,921
Accrued Liabilities	$62,683

6.    Debt

Credit facility revolver	$—
First lien term debt	446,200
Second lien term debt	110,000
Finance lease obligations	3,222
Total debt	559,422
Current maturities of debt	(5,899)
Deferred financing costs	(13,016)
Long-term debt, net	$540,507

In connection with the acquisition of HydroChem LLC in 2017, the Company entered into a $665,000 credit facility (New Facility), which consists of a $460,000 first lien term loan (First Lien), $110,000 second lien term loan (Second Lien) and a $95,000 asset backed lending (ABL) credit agreement. The ABL was increased to $110,000 in December 2018.

The First Lien bears interest at LIBOR plus 3.75% (currently 5.51%) and matures on October 11, 2024. On May 1, 2018, the Company amended the First Lien agreement to reduce the applicable rate from 4.25% to 3.75%. The Second Lien bears interest at LIBOR plus 8.50% and matures on October 11, 2025. Borrowings under the ABL are at either LIBOR or Prime plus an Applicable Rate as defined by the credit agreement, ranging from 0.75% to 2.25%. The ABL matures on October 11, 2022. At December 31, 2020, the Company had zero borrowings and undrawn letters of credit of $25,713, which reduced the capacity on the ABL to $84,287.

Beginning March 31, 2018, the First Lien provides for quarterly principal repayments of $1,150 with the balance due at maturity. The Second Lien does not require mandatory repayments prior to maturity. Both the First Lien and the Second Lien require repayments of Excess Cash Flow (as defined in the New Facility), 100% of net cash proceeds from asset sales (subject to eighteen months reinvestment rights), and 100% of net cash proceeds from nonpermitted debt issuance.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)

The Company is subject to various exceptions and baskets set forth in the New Facility. The Company and its subsidiaries (other than any unrestricted subsidiaries) are restricted from taking certain actions, including: (i) incurring additional indebtedness; (ii) creating liens on assets; (iii) making investments, loans or advances in or to other persons; (iv) paying dividends or distributions on, or repurchasing stock or other equity interests; (v) repaying, redeeming or repurchasing certain indebtedness; (vi) changing the nature of the Company’s business; (vii) engaging in transactions with affiliates; (viii) undergoing fundamental changes (including mergers); and (ix) making dispositions of assets.

Substantially all of the assets of the Company and its subsidiaries serve as collateral for the New Facility.

At December 31, 2020, the aggregate amounts of payments required under the New Facility are as follows:

2021	$4,600
2022	4,600
2023	4,600
2024	432,400
2025	110,000
Thereafter	—
$556,200
7. Leases

As discussed in Note 2, on January 1, 2020, the Company adopted ASU 2016-02, Leases (Topic 842). Prior periods have not been adjusted and continue to be reported in accordance with the legacy guidance in Topic 840.

The Company has long-term operating and finance leases, comprised primarily of equipment, vehicles and real estate lease arrangements. Operating leases have remaining lease terms of 0.5 years to 8 years, and finance leases have remaining lease terms of 1 years to 3 years. Some of the finance leases include automatic renewal options, options to extend the leases and options to terminate the leases.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
As of December 31, 2020, the classification of leases in the consolidated balance sheet is as follows:

	Classification	2020
Right-of-Use assets
Operating leases	Operating lease right-of-use assets	$45,960
Finance leases	Property, plant and equipment	5,256
Total right-of-use assets		$51,216
Lease liabilities
Current
Operating leases	Current maturities of operating lease liabilities	$14,558
Finance leases	Current maturities of long-term debt	1,299
Noncurrent
Operating leases	Current maturities of long-term debt	32,237
Finance leases	Long-term debt, net	1,923
Total lease liabilities		$50,017

Operating and finance lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the lease liability and the present value of lease payments, management used the Company’s incremental borrowing rate based on the information available at the lease commencement date.

Rental expense for the years ended December 31, 2020 was $54,062, and is included in cost of revenue and selling, general and administrative expense in the consolidated statement of income (loss) and comprehensive income (loss). $8,642 of rental expense was included in selling, general and administrative expense for the year ended December 31, 2020. Short-term lease cost for the year ended December 31, 2020 was $31,539. Operating lease expense for the year ended December 31, 2020 was $17,570, which was comprised of amortization of $15,280 and interest of $2,330, and is included in the rental expense amount noted above. Financing lease expense for 2020 was $4,953 and is included in depreciation expense and interest expense, net in the consolidated statement of income (loss) and comprehensive income (loss).

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
As of December 31, 2020, future minimum operating lease payments are as follows:

	Operating Leases	Finance Leases

2021	$16,586	$1,590
2022	13,935	1,464
2023	10,299	630
2024	6,275	—
2025	2,073	—
Thereafter	2,434	—
Total minimum lease payments	51,602	3,684
Less: Amounts representing interest	4,807	462
Present value of minimum lease payments	46,795	3,222
Less: Current portion	14,558	1,299
Total long-term portion	$32,237	$1,923

Cash paid during 2020 for operating and financing leases was $17,026 and $1,134, respectively. During 2020, right-of-use assets obtained in exchange for the lease obligations for operating and financing leases were $65,014 and $3,107, respectively.

The weighted average remaining lease term of operating and financing leases is approximately 3.81 years and 0.66 years, respectively. The weighted average discounts rates used to determine the operating and finance lease liabilities as of December 31, 2020 was 4.5%.

8.    Income Taxes

The components of the provision for income taxes for the year ended December 31, 2020 consist of the following:

Current - federal, state and foreign	$444
Deferred - federal, state and foreign	(1,339)
Benefit for income taxes	$(895)

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
A reconciliation of the income tax provision at the federal statutory rate to income tax provision as reported in the consolidated statement of income (loss) and comprehensive income (loss) for the year ended December 31, 2020 consists of the following:

Income tax benefit based on statutory effective income tax rates	$(1,732)
State income taxes (net of federal benefit)	(1,920)
Nondeductible expenses	1,045
Effect of state and foreign rate change	464
Return to accrual adjustment	1,358
Change in valuation allowance	(359)
Utilization of State net operating loss	234
Uncertain tax positions and related interest	15
Benefit for income taxes	$(895)

The components of the net deferred tax assets and liabilities at December 31, 2020 are as follows:

Deferred tax assets
Net operating loss carryforwards	$39,369
Insurance reserves	4,203
Business acquisition costs	885
Interest expense limitation	—
Other	4,396
48,853
Valuation allowance	(3,056)
Total deferred tax assets	45,797
Deferred tax liabilities
Capitalized intangibles	(35,231)
Property, plant and equipment	(29,416)
Other	(3,807)
Total deferred tax liabilities	(68,454)
Net deferred tax liabilities	$(22,657)

At December 31, 2020, the Company had gross federal net operating loss carryforwards of approximately $149,963 of which $90,531 will expire in the years ranging between 2032 and 2037 and $59,432 that do not have an expiration period but are subject to a limitation of 80% of taxable income in the year of utilization. Management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Tax planning strategies, projected future taxable income, and the expected reversal of deferred tax liabilities are considered in making this assessment. At December 31, 2020, the valuation allowance relates to various federal, foreign and state net operating carryforwards and business acquisition costs that will be deductible for tax purposes at some point in the future when the Company is sold. There is uncertainty concerning the time or type of sale that would occur.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
The Company has uncertain tax positions of $260 for state tax positions. The Company recorded interest expense of $15 for the year ended December 31, 2020. The Company records any interest and penalties related to income tax matters as a component of income tax expense.

The Company is currently subject to a three-year statute of limitation for federal tax purposes and, in general three to five year statute of limitation for state tax purposes.

9.    Employee Benefit Plan

The Company maintains a 401(k) plan (Plan) covering substantially all employees. Employees are eligible to participate in the Plan on the first of the month following the month of hire. Eligible employees may contribute up to 75% of their annual compensation, subject to the Internal Revenue Service (IRS) maximum contribution limitations. All employee contributions are subject to annual contribution limitations established by either the Plan document or the IRS, depending on the employee’s compensation. Under the Plan, the Company matches in cash 75% of the first 2% of deferrals up to a maximum of approximately thirty-eight hundred dollars. The matching contributions were $2,579 for the year ended December 31, 2020.

10.    Profits-Interest Units

The board of managers of LJ Energy Services, LLC issued Class C profits-interest units to certain members of the management team. These units do not have voting rights. In a distribution, after Class A and Class B units are paid the ‘threshold amount,’ all Class C units proportionately participate in the remaining proceeds. The threshold amount is the fair market value of the Company on the date of issuance of Class C units as determined by the Company in its reasonable discretion.

Class C units vest one-fifth per year for the first four years after issuance. The final one-fifth vests upon a change of control in the Company. The compensation cost is four-fifths of the fair value of each unit recognized over four years and the remaining one-fifth in the year of a change of control in the Company. In the event units are forfeited, the compensation cost related to those units is adjusted. Forfeitures were estimated at 0% at issuance. If a management member ceases to be employed by the Company, the Company has the option to purchase the vested units at the fair market value at that time. Any unvested units at the time of termination of employment are forfeited. If the termination is for cause, all vested units are also forfeited.

On March 5, 2018, following the acquisition of HydroChem LLC in 2017 the Company terminated and cancelled all outstanding Class C units under the original issuance and issued Class C profits interest units to certain members of the management team of the new combined Company. The Company accounted for the change in fair value of the units as a modification under ASC 718.

The estimated fair value of the units was calculated using a Black Scholes model, considering current underlying unit price, strike price, the expected time of the liquidity event, risk-free interest rate, historical volatility of comparable public companies and dividend yield. The expected term of the units was two years or until a Company liquidity event, the expected volatility was 60%, the expected dividend rate was 0%, the risk-free rate was 0.19%, and the discount for lack of marketability using the Finnerty Model was 18%. The fair value of the Class C units was discounted for nonmarketability and was a weighted average of $248 per unit for units issued in 2020.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
Unvested Class C units outstanding as of December 31, 2020 and the changes during the years were as follows:

	Number of Units	Weighted Average Grant Date Fair Value Per Unit	Total Value

Outstanding and unvested at December 31, 2019	34,042		$7,701
Issued	4,910	248	1,218
Forfeited	(5,454)	224	(1,221)
Outstanding and unvested at December 31, 2020	33,498		$7,698

For the year ended December 31, 2020, the Company recognized profits-interest unit compensation of $1,103. At December 31, 2020, approximately $2,019 of future profits-interest unit compensation expense is expected to be recognized over a period of 47 months.

11.    Commitments and Contingencies

Insurance
The Company carries a broad range of insurance coverage that is provided by insurance companies, including worker’s compensation, business auto liability, general liability, commercial property, and umbrella policy and group health insurance. The respective reserves are based on management’s assumptions and estimates regarding the probable outcome of the claims.

Litigation
The Company is a defendant in various lawsuits arising in the normal course of the Company’s business. Substantially all of these suits are being defended by the Company, their insurance carriers or other parties pursuant to indemnification obligations. The Company believes a majority of the claims covered by insurance will be resolved at or for less than the applicable deductibles and that any liability in excess of a deductible will not exceed the limits of the applicable insurance policies. Although the results of litigation cannot be predicted with certainty, the Company believes adequate provision has been made for substantially all of the outstanding claims and the final outcome of any pending litigation will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The Company has provided bonds to third parties for (1) performance and payments to customers and vendors and (2) licenses and permits. At December 31, 2020, these bonds secure total contingent obligations of $7,248.

12.    Related Parties

During the years ended December 31, 2020, the Company had the following transactions with related parties:

•The Company has a management services agreement with its sponsor. For management and advisory services under the management services agreement the Company paid $259 and accrued $750 for the year ended December 31, 2020. These fees were included in selling, general and administrative expense in the consolidated financial statements.

LJ Energy Services Intermediate Holding Corp.
Notes to Consolidated Financial Statements
December 31, 2020
(amounts in thousands of dollars, except unit amounts)
•The Company paid directors’ fees of $395 for the year ended December 31, 2020. These fees were included in selling, general and administrative expense in the consolidated financial statements.

•The Company purchased safety supplies from a company owned by its sponsor of approximately $1,600 in 2020.

13.    Subsequent Events

Management has evaluated subsequent events through February 15, 2021, which is the date the financial statements were available to be issued.